Aradigm Announces Second Quarter 2008 Financial Results

Hayward, CA – August 8, 2008 – Aradigm Corporation (OTC BB: ARDM.OB) (the “Company”) today announced financial results for the second quarter and six months ended June 30, 2008.

Revenue for the second quarter was $54,000, compared with revenue of $297,000 for the second quarter of 2007. The revenue in the second quarter of 2008 was the result of expense reimbursement from a third party for the evaluation of the delivery of certain compounds using the AERx® delivery system. In addition, during the second quarter the Company received a contract payment of $242,000 from its collaboration with LungRx, which the Company has classified as deferred revenue. The Company will recognize this amount as revenue when the appropriate accounting criteria for revenue recognition are met in future quarters.

Total operating expenses for the second quarter of 2008 were $7.2 million, compared with total operating expenses of $6.5 million for the second quarter 2007. The increase in operating expenses is primarily related to increased research and development activity associated with the Company’s lead product candidates, ARD-3100 (inhaled liposomal ciprofloxacin for the treatment of cystic fibrosis) and ARD-3150 (inhaled liposomal ciprofloxacin for the treatment of bronchiectasis). The Company’s net loss for the second quarter of 2008 was $7.1 million, or $0.13 per share, compared with a net loss of $5.5 million, or $0.10 per share, for the same period in 2007.

As of June 30, 2008, cash, cash equivalents and short-term investments totaled $27.4 million.

Recent Highlights

•	Initiated a multicenter Phase 2 clinical trial of the Company’s inhaled liposomal ciprofloxacin in adult patients with non-cystic fibrosis bronchiectasis. The study is being conducted in leading bronchiectasis centers in the United Kingdom. Bronchiectasis is a chronic necrotizing infection of the bronchi and bronchioles that is associated with abnormal dilatation of the airways. It is frequently observed in patients with cystic fibrosis (CF). However, it is a condition also affecting approximately 110,000 non-cystic fibrosis people in the United States, and results from a cycle of inflammation, recurrent infection, and bronchial wall damage. There is currently no drug specifically approved for the treatment of this condition in the U.S. The Company was granted orphan drug designation for the treatment of bronchiectasis with inhaled liposomal ciprofloxacin.

•	Announced positive results from an open-label, two week efficacy and safety study of the Company’s once daily inhaled liposomal ciprofloxacin in patients with CF. The study, conducted at leading CF centers in Australia and New Zealand, enrolled a total of 22 patients. The primary efficacy endpoint in this Phase 2 study was the change from baseline in the sputum Pseudomonas Aeruginosa colony forming units (CFU), an objective measure of the reduction in pulmonary bacterial load. Data analysis in 21 patients who completed the study demonstrated that the Pseudomonas CFU decreased by a mean 1.43 log over the 14-day treatment period (p<0.0001). Evaluation one week after study treatment was discontinued showed that the Pseudomonas bacterial density in the lung was still reduced by 1.02 log CFU from the baseline without additional antibiotic use. Pulmonary function testing as measured by the forced expiratory volume in one second (FEV1) showed a significant mean increase of 6.86 % from baseline after 14 days of treatment (p=0.04). The study drug was well tolerated, and there were no serious adverse events reported during the trial.

•	Initiated a bridging clinical trial in conjunction with its agreement with Lung Rx, Inc., a wholly-owned subsidiary of United Therapeutics Corporation, to evaluate lung distribution, pharmacokinetics and safety of inhaled treprostinil delivered by the AERx Essence® system versus delivery with the Nebu-Tec OPTINEB*-ir nebulizer. Lung Rx, Inc. used the latter device in the recently concluded Phase 3 TRIUMPH (TReprostinil Sodium Inhalation Used in the Management of Pulmonary Arterial Hypertension) study of inhaled treprostinil in patients with Pulmonary Arterial Hypertension (PAH).

“In the second quarter and recent weeks we have made significant progress in our clinical programs in cystic fibrosis and bronchiectasis, and in our collaboration with LungRx on Pulmonary Arterial Hypertension,” said Igor Gonda, Ph.D., the Company’s President and CEO. “In particular, we are very pleased with the Phase 2 data for cystic fibrosis. The trial results will enable Aradigm to advance the development of the liposomal ciprofloxacin product for cystic fibrosis in the U.S. and other geographical locations, as well as pursue our strategy for other disease indications, including bronchiectasis. While the Company has a number of additional promising opportunities, in order to preserve cash we are currently focusing on those activities that are most likely to generate value for our shareholders in the near-to-medium term. Simultaneously, we continue to explore financing alternatives, including partnering and the sale or out-licensing of our non-strategic assets. We have also applied for grants from government and non-government organizations.”

About Aradigm

Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of drugs delivered by inhalation for the treatment of severe respiratory diseases by pulmonologists. Current activities include partnered and self-initiated development programs addressing the treatment of cystic fibrosis, bronchiectasis, pulmonary hypertension and COPD, inhalation anthrax infections and smoking cessation.

Aradigm, the Aradigm Logo, AERx and AERx Essence are registered trademarks of Aradigm Corporation.

*Other names and brands may be claimed as the property of others.

More information about Aradigm can be found at www.aradigm.com.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including the advancement of product development, the ability to obtain financing, sell assets, secure grants and enter into partnering arrangements and the ability to successfully manage and preserve cash, as well as the other risks detailed from time to time in Aradigm Corporation’s Securities and Exchange Commission (SEC) Filings, including the Company’s Annual Report on Form 10-K, and quarterly reports on Form 10-Q.

Contact:
Investor Relations
Aradigm
(510) 265-8850/9370

Lippert/Heilshorn & Associates
Don Markley or Bruce Voss
(310) 691-7100

ARADIGM CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007

Revenues	$54	$297	$54	$713

Operating expenses:
Research and development	5,364	3,841	9,693	7,248
General and administrative	1,825	2,628	3,374	4,615
Restructuring and lease exit activities	20	—	42	98

Total operating expenses	7,209	6,469	13,109	11,961

Loss from operations	(7,155)	(6,172)	(13,055)	(11,248)
Interest income	202	699	563	1,336
Interest expense	(100)	(96)	(198)	(193)
Other income, net	1	46	—	16

Net loss	$(7,052)	$(5,523)	$(12,690)	$(10,089)

Basic and diluted net loss per common share	$(0.13)	$(0.10)	$(0.23)	$(0.21)

Shares used in computing basic and diluted net loss per common share	54,159	53,942	54,083	47,417

ARADIGM CORPORATION
CONDENSED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2008	2007
	(Unaudited)	*

ASSETS
Current assets:
Cash and cash equivalents	$26,200	$29,964
Short-term investments	1,231	10,546
Receivables	218	500
Restricted cash	232	152
Prepaid and other current assets	512	971

Total current assets	28,393	42,133
Property and equipment, net	5,219	3,223
Notes receivable from officers and employees	33	33
Restricted cash	79	153
Other assets	259	271

Total assets	$33,983	$45,813

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	1,347	1,658
Accrued clinical and cost of other studies	1,252	789
Accrued compensation	1,255	1,252
Deferred revenue	1,168	880
Facility lease exit obligation	384	376
Other accrued liabilities	491	584

Total current liabilities	5,897	5,539
Deferred rent	246	283
Facility lease exit obligation	1,181	1,373
Other non-current liabilities	169	248
Note payable and accrued interest to related party	8,265	8,071
Shareholders’ equity	18,225	30,299

Total liabilities and shareholders’ equity	$33,983	$45,813

• The balance sheet at December 31, 2007 has been derived from the audited financial statements at that date.

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